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                                                                   Exhibit 99.3



              IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY

----------------------------------------------}
THOMAS J. McKULA, JR., on behalf              }
of himself and all others similarly           }
situated,                                     }    C.A. No. 14481
                                              }
                      Plaintiff,              }
                                              }
          - against -                         }    CLASS ACTION
                                              }      COMPLAINT
WILLIAM K. WILDE, RICHARD C. STEADMAN,        }
ROBERT B. STOBAUGH, RAYMOND W. OELAND, JR.,   }
DUNBAR N. CHAMBERS, JR., CHARLES J. LUELLEN,  }
V. H. VAN HORN, LIONEL SOSA and               }
NATIONAL CONVENIENCE STORES INCORPORATED      }
                                              }
                      Defendants.             }
----------------------------------------------}

        Plaintiff alleges upon information and belief except as to paragraph 1, which is alleged on knowledge, as follows:


                                 THE PARTIES


        1. Plaintiff is and at all times relevant hereto has been the owner of shares of the common stock of National Convenience Stores Incorporated ("NCS" or the "Company").

        2. NCS is a corporation organized and existing under the laws of the State of Delaware with offices in Houston, Texas. NCS, at June 30, 1994, operated 709 specialty convenience stores in Texas under the name "Stop N Go" and sells gasoline on a self-serve basis at the majority
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of these stores. NCS has approximately 6 million shares of common stock issued and outstanding which trade on the NASDAQ over-the-counter quotation system.

        3. (a) Defendant V.H. Van Horn ("Van Horn") is and has been at all relevant times NCS' President, Chief Executive Officer and a director.

            (b) Defendant Richard C. Steadman ("Steadman") is and has been at all relevant times NCS' Chairman.

            (c) Defendants Dunbar N. Chambers, Jr. ("Chambers"), Raymond W. Oeland, Jr. ("Oeland"), Robert B. Stobaugh ("Stobaugh"), William K. Wilde ("Wilde"), Charles J. Luellen ("Luellen") and Lionel Sosa are and have been at all relevant times directors of the Company.

        4. As officers and/or directors of NCS, the individual defendants are in a fiduciary relationship with plaintiff and the other public stockholders of NCS and owe to plaintiff and other members of the class the highest obligations of good faith, fair dealing and full disclosure.


                           CLASS ACTION ALLEGATIONS

        5. Plaintiff brings this case on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of NCS, and their successors in interest, who are or will be threatened with injury arising from defendants' actions as



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more fully described herein (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants.

        6.  This action is properly maintainable as a class action.

        7. The class is so numerous that joinder of all members is impracticable. As of August 31, 1994, there were approximately 1,380 stockholders of record located throughout the United States.

        8. There are questions of law and fact which are common to the class and which predominate over questions affecting any individual class member.

        9 Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of the class and plaintiff has the same interests as the other members of the class. Accordingly, plaintiff is an adequate representative of the class and will fairly and adequately protect the interests of the class.

                               CLAIM FOR RELIEF

        10. On or about August 14, 1995, Circle K Corp. ("Circle K") announced that it had made a proposal to NCS pursuant to which Circle K offered to purchase the Company




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for $17 cash per share or approximately $210 million (the "Circle K proposal:").

        11. In a letter submitted to the Company's Board of Directors, Circle K indicated that it was "willing to consider any additional information" which NCS believes would suport a higher offer price.

        12. In a press release dated August 14, 1995, NCS announced that, on August 11, 1995, it had received two sets of nominees for directors of the Company's 1995 annual meeting typically held in October. One slate was proposed by Circle K.

        13. The Company, which has a staggered board, will propose the re-election of the four Class III directors (i.e., defendants Wilde, Steadman, Sosa and Luellen) at the 1995 annual meeting.

        14.  According to the August 14, 1995 press release, Circle K seeks to
(i) amend the Company's by-laws to increase the number of directors from 8 to 17; (ii) repeal any by-law amendment adopted since January 1, 1994; and (iii) elect nine Circle K officers, directors or affiliates as directors at the 1995 annual meeting.

        15. Although NCS said on August 14, 1995 that it was "premature" to characterize the Company's response to the Circle K proposal, the individual defendants have already implicitly indicated their disfavor with it.





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        16.  As disclosed in a Form 8-K filed with the Securities and Exchange
Commission on or about August 14, 1995, on August 10, 1995, (after Circle K submitted its proposal) the individual defendants adopted an amendment to the Company's Restated By-Laws which provides that any change in the number of directors must be approved by 75% of the shares entitled to vote at a meeting of stockholders ("amendment to by-laws" or "by-law amendment").

        17. At all times herein, defendants were and are obligated to adequately consider, in a timely fashion and on an informed basis, any reasonable proposal from any party, not to place their own self interests and personal considerations ahead of the interests of the stockholders and to make corporate decisions in good faith. In approving the by-law amendment, the individual defendants were selfishly motivated to further their own self-interests and objectives, and correspondingly preserve and protect their emoluments and positions in the Company, all in violation of their fiduciary duties and to the detriment of the shareholders of the Company.

        18. Through the amendment of the by-laws, defendants have erected a barrier to persons who may wish to obtain control of NCS in an election contest. The by-law amendment is designed to discourage and impede such contests by stretching out over a period of years the time within




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which a dissident shareholder or group of shareholders may elect a majority of
NCS' Board.

        19. By amending the by-laws, the individual defendants have acted to manipulate the corporate machinery of NCS, thereby impairing the corporate democratic process within the Company at the expense and to the detriment of the Company's common stockholders. Further, the individual defendants have restrained and impaired the ability of NCS stockholders to affect corporate policy, and freely structure the directorial constituency of the Company. Management clearly has a significant advantage in any proxy contest which threatens to eliminate or diminish their control over NCS. The amendment thereby thwarts shareholder opposition and serves to perpetuate senior management's control over the business and operations of the Company.

        20.  Defendants' fiduciary obligations require them to:

            (a) undertake an appropriate evaluation of any bona fide offers, and take appropriate steps to solicit all potential bids for the Company or its assets or consider strategic alternatives;

            (b) act independently, including appointing a disinterested committee so that the interests of NCS' public stockholders would be protected; and






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            (c) adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligations to the public stockholders of NCS.

        21. The Circle K proposal represents an opportunity to effect a change of control of NCS, its business and affairs. In a change of control transaction, the individual defendants necessarily and inherently suffer from a conflict of interest between their own personal desires to retain their offices in NCS, with the emoluments and prestige which accompany those offices, and their fiduciary obligation to maximize shareholder value in a change of control transaction. Because of such conflict of interest, it is unlikely that defendants will be able to represent the interests of NCS' public stockholders with the impartiality that their fiduciary duties require, nor will they be able to ensure that their conflicts of interest will be resolved in the best interests of NCS' public stockholders.

        22. By virtue of the acts and conduct alleged herein, the individual defendants, who direct the actions of the Company, are carrying out a preconceived plan and scheme to entrench themselves in office and to protect and advance their own personal parochial interests at the expense of NCS' shareholders. Defendants' conduct has infringed upon the stockholders' ability to chose between competing slates for control of the Company at the 1995 annual meeting and



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thereby influnce corporate policy through the proxy mechanism.

        23. As a result of the foregoing, the individual defendants have breached and/or aided and abetted breaches of fiduciary duties owed to NCS and its stockholders.

        24. Plaintiff and the other members of the Class have no adequate remedy at law.

        WHEREFORE, plaintiff demands judgment as follows:

             (a)  declaring this to be a proper class action;

             (b) ordering the individual defendants to carry out their fiduciary duties to plaintiff and the other members of the Class by announcing their intention to:

                  (i) undertake an appropriate evaluation of alternatives designed to maximize value for NCS' public stockholders; and

                  (ii) adequately ensure that no conflicts of interests exist between defendants' own interests and their fiduciary obligations to public stockholders or, if such conflicts exist, to ensure that all the conflicts would be resolved in the best interests of NCS' public stockholders.

             (c)  rescinding and rendering void the by-law amendment;

             (d) ordering defendants, jointly and severally, to account to plaintiff and the other member of the






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Class for all damages suffered and to be suffered by them as a result of the acts and transactions alleged herein;

        (e) awarding plaintiff the costs and disbursements of the action, including a reasonable allowance for plaintiff's attorney's fees and experts' fees; and

        (f) granting such other and further relief as this Court may deem to be just and proper.


                                            ROSENTHAL, MONHAIT, GROSS
                                              & CODDESS, P.A.




                                            BY: /s/  [ILLEGIBLE SIGNATURE]
                                            ________________________________
                                               First Federal Plaza
                                               Suite 214
                                               P. O. Box 1070
                                               Wilmington, DE 19801
                                               (302) 656-4433

OF COUNSEL:

GOODKIND LABATON RUDOFF
   & SUCHAROW, LLP
100 Park Avenue
New York, New York 10017
(212) 907-0700




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